UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 23, 2009

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Montague Expressway, #504, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (408) 428-9725

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

As previously report, on October 16, 2009 Attiva Capital Partners, Ltd. ("Attiva"); Bluestone Financial Ltd., ("Bluestone") and Mediastone LLC, ("Mediastone") (collectively, the "Investors"), paid the Company $600,000 to purchase 20,000,000 shares of the Company's Common Stock.

The Investors also received 20,000,000 Class A Warrants exercisable at $0.06 a share during the 2 year period ending October 15, 2011 (the "Exercise Period") and 20,000,000 Class B Warrants exercisable at $0.09 a share. However, the Company retained the right to shorten the Exercise Period to 30 days, if the quoted bid price of the Common Stock in the "pink sheets" was greater than 200% (the "Trigger Percentage") of the Warrant's exercise price, for a period of 15 consecutive trading days.

As of November 17, 2009, the quoted bid price of the Common Stock had been greater than $.12 for more than 15 consecutive trading days and, accordingly, the Company became entitled to shorten the Exercise Period for the Class A Warrants to 30 days.  However, pursuant to a request from the Investors, on November 23, 2009, the Company's Board of Directors determined that it was in the best interests of the Company's shareholders not to shorten the Exercise Period and the Board approved an Amendment of the Class A and B Warrants which increased the Trigger Percentage from 200% to 300%. As a result, the Company cannot accelerate the Exercise Period for the Class A or Class B Warrants until the 15 trading day bid price has been $0.18 or $0.27, respectively. All other provisions of the Warrants remain in full force and effect.

The above-described Board actions with respect to the Warrants were approved by the 3 disinterested members of the Company's Board of Directors. Mr. David Tomasello, who is deemed to be beneficial owner of the Warrants held by Attiva and Bluestone, and Mr. Granier, who is deemed to be beneficial owner of the Warrants held by Mediastone, both abstained from voting.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

4.16           Amendment to Class A and Class B Warrants, dated November 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	November 27, 2009	/s/ Douglas R. Young
DOUGLAS R. YOUNG
President and Chief Executive Officer